EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Datawatch Corporation Reports Results for First Quarter 2010

Chelmsford, MA – February 4, 2010 - Datawatch Corporation (NASDAQ-CM: DWCH ), a leader in Business Intelligence (BI) today announced results for its first quarter ended December 31, 2009.

Revenues for the quarter ended December 31, 2009 were $4,234,000, as compared to $5,202,000 for the quarter ended December 31, 2008.  Net loss for the first quarter of fiscal 2010 was $(199,000), or $(0.03) per diluted share, as compared to net income of $385,000, or $0.06 per diluted share, for the first quarter of fiscal 2009.

As of December 31, 2009, the Company had $5,880,000 in net cash and cash equivalents, an increase of $231,000, or 4 percent, compared to September 30, 2009.

Commenting on the first quarter results, President and CEO Ken Bero said, “The overall business climate continues to be challenging.  Worldwide economic conditions impacted both our desktop and enterprise sales.  While the quarter started reasonably strong for our Monarch BI desktop business, an uncharacteristically weak December impacted desktop BI sales, particularly through our distribution channels.  This resulted in lower desktop BI revenues.  Several of our enterprise customers made a conscious choice to delay spending during the last month of the year opting to wait until 2010, even for budgeted purchases and projects.  While this impacted forecasted enterprise license deals and service engagements, we believe that most of the delayed enterprise purchases and projects will be completed in Q2.”

“While our Q1 results did not meet expectations, we are seeing some positive market trends.  We are pleased to see that the adoption rate of Microsoft Windows 7 is strong.  The strong adoption of Microsoft’s new operating system will drive Monarch upgrade sales in the future.  In addition, we are continuing to generate significant interest in our new Datawatch Dashboard product,” added Bero.  “This market is emerging and we believe that it shows significant potential.”

“We continue to proactively manage our business expenses, making changes as necessary in order to quickly return to profitability. The Company has a solid cash position with no debt on the balance sheet.  Finally, the market trend towards pragmatic BI solutions with rapid and compelling ROIs (Return on Investment), will increasingly play in our favor over the coming year.”

As previously announced, Datawatch will host a live webcast to discuss its first quarter results today at 2:00 p.m. (EST).  The webcast can be accessed at: http://www.investorcalendar.com/IC/CEPage.asp?ID=154624.   Please register at least 15 minutes early to download any necessary audio software.  An archive of the broadcast will be available for 30 days at the same location.

ABOUT DATAWATCH CORPORATION

Datawatch Corporation (NASDAQ-CM: DWCH), a leader in Business Intelligence (BI) helps companies make better decisions and solve business problems by simplifying access to and analysis of information. Unique among BI vendors, Datawatch transforms the massive amounts of data and documents generated inside or outside a company into actionable insight, without any changes needed to existing systems. Datawatch customers benefit from the right information, in the right context, at the right time. More than 40,000 organizations worldwide rely on Datawatch products including its market-leading Monarch report and data mining solutions. Founded in 1985, Datawatch is based in Chelmsford, Mass., with offices in London, Sydney and Manila. For more information, visit www.datawatch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements, including but not limited to those relating to results of operations net of any impairment charges, contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the uncertainty of the current economic climate; risks associated with fluctuations in quarterly operating results; the volatility of Datawatch’s stock price; limitations on the effectiveness of internal controls; rapid technological change; competition in the software industry; Datawatch’s dependence on its principal products; proprietary software technology and software license agreements; risks associated with international sales; risks associated with indirect distribution channels; the adequacy of Datawatch’s sales returns reserve; risks associated with a subscription sales model; risks associated with acquisitions; Datawatch’s dependence on the introduction of new products and possible delays in those introductions; Datawatch’s dependence on its ability to hire and retain skilled personnel; and uncertainty and additional costs that may result from evolving regulation of corporate governance and public disclosure. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2009. Any forward-looking statements should be considered in light of those factors.

# # #

Investor Contact:
Datawatch Investor Relations
investor@datawatch.com
Phone: (978) 441-2200 ext. 8323

Media Contacts: Lisa G. Kilpatrick Manager, Marketing Communications & Public Relations lisa_kilpatrick@datawatch.com Phone: (978) 441-2200, ext. 8240 Fax: (978) 453-4443	Jena Coletti Greenough Communications 617-275-6528 jcoletti@greenoughcom.com

Datawatch, Datawatch Dashboards, Monarch and their respective logos are trademarks or registered trademarks of Datawatch Corporation in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

 DATAWATCH CORPORATION
 Condensed Consolidated Statements of Operations
 Amounts in Thousands (except per share data)
 (Unaudited)

	Three Months Ended
	December 31,
	2009	2008

REVENUE:
Software licenses and subscriptions	$2,166	$2,840
Maintenance and services	2,068	2,362
Total revenue	4,234	5,202

COSTS AND EXPENSES:
Cost of software licenses and subscriptions	573	530
Cost of maintenance and services	759	873
Sales and marketing	1,547	1,661
Engineering and product development	709	713
General and administrative	836	1,166
Total costs and expenses	4,424	4,943

(LOSS) INCOME FROM OPERATIONS	(190)	259
Other (loss) income, net of expenses	(1)	170

(LOSS) INCOME BEFORE INCOME TAXES	(191)	429
Provision for income taxes	8	44

NET (LOSS) INCOME	$(199)	$385

Net (loss) income per share - Basic	$(0.03)	$0.07

Net (loss) income per share - Diluted	$(0.03)	$0.06

Weighted Average Shares Outstanding - Basic	5,926	5,914

Weighted Average Shares Outstanding - Diluted	5,926	5,943

 DATAWATCH CORPORATION
 Condensed Consolidated Balance Sheets
 Amounts in Thousands
 (Unaudited)

	December 31,	September 30,
	2009	2009

Cash and cash equivalents	$5,880	$5,649
Accounts receivable, net	2,759	2,968
Prepaid expenses and other current assets	432	405
Total current assets	9,071	9,022

Property and equipment, net	457	498
Intangible and other assets, net	2,259	2,523

	$11,787	$12,043

Accounts payable and accrued expenses	$2,171	$2,676
Deferred revenue - current portion	4,172	3,719
Total current liabilities	6,343	6,395

Total long-term liabilities	443	482

Total shareholders’ equity	5,001	5,166

	$11,787	$12,043